Exhibit 10.1

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT, dated as of the         day of             , 20    , between Metropolitan Health Networks, Inc., a Florida corporation (the “Company”) and                     , an individual resident in the State of                     (the “Indemnitee”).

WHEREAS, the Company desires to retain the services of the Indemnitee as a director or executive officer of the Company;

WHEREAS, as a condition to providing such service to the Company, the Indemnitee has requested that the Company indemnify the Indemnitee to the fullest extent permitted by law; and

WHEREAS, the Company is willing to indemnify the Indemnitee to the fullest extent permitted by law in order to retain the services of the Indemnitee.

NOW, THEREFORE, for and in consideration of the mutual premises and covenants contained herein, the Company and the Indemnitee agree as follows:

SECTION 1. DEFINITIONS

1.1 “Continuing Director” shall mean either a member of the Board at the date of this Agreement or a person nominated to serve as a member of the Board by a majority of the then Continuing Directors.

1.2 “Expenses” shall include attorneys’ fees.

1.3 “Liability” shall mean all claims, damages, expenses, fees, judgments, settlements, penalties, and fines including, without limitation, excise taxes assessed with respect to an employee benefit plan and all other liabilities incurred or paid by the Indemnitee in connection with the investigation, defense, prosecution, settlement or appeal of any Proceeding.

1.4 “Proceeding” shall mean any threatened, pending, or completed action, suit, or other proceeding, whether civil, criminal, administrative, or investigative and whether formal and informal, including any appeal thereof.

1.5 “Related Enterprise” shall mean any other corporation or any partnership, joint venture, trust, or other enterprise of which the Indemnitee is or was serving at the request of the Company as an officer, director, partner, trustee, employee or agent.

SECTION 2. MANDATORY INDEMNIFICATION.

2.1 Mandatory Indemnification in Proceedings Other than Those By or In the Right of the Company. Subject to Section 3 hereof, the Company shall indemnify and hold harmless the Indemnitee from and against all Liability incurred in connection with a Proceeding, other than a Proceeding by, or in the right of, the Company, to which the Indemnitee is, or is threatened to be made, a party by reason of the fact that the Indemnitee is or was a director, officer, employee, or agent of the Company or a Related Enterprise if the Indemnitee acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe the conduct was unlawful; provided, however, that no indemnity under this Section 2.1 shall extend to the Indemnitee if a judgment or other final adjudication established that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of criminal law, unless the Indemnitee had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the Indemnitee derived an improper personal benefit; or (iii) conduct of the Indemnitee to which the liability provisions of F.S. §607.0834 are found to be applicable.

2.2 Mandatory Indemnification in Proceedings Other than Those By or In the Right of the Company. Subject to Section 3 hereof, with respect to a Proceeding by, or in the right of, the Company to procure a judgment in its favor or a Proceeding by, or in the right of, a shareholder of the Company, to which the Indemnitee is, or is threatened to be made, a party by reason of the fact that the Indemnitee is or was a director, officer, employee, or agent of the Company or a Related Enterprise, the Company shall indemnify and hold harmless the Indemnitee from and against any and all Expenses actually and reasonably incurred in connection with the defense of such Proceeding and amounts paid in settlement by the Indemnitee, not exceeding, as determined by the Board of Directors, the estimated expense of litigating the Proceeding to a conclusion if the Indemnitee acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company; provided, however, that no indemnity under this Section 2.2 shall extend to (i) a violation of criminal law, unless the Indemnitee had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the Indemnitee derived an improper personal benefit; (iii) conduct of the Indemnitee to which the liability provisions of F.S. §607.0834 are found to be applicable; (iv) willful misconduct or a conscious disregard for the best interests of the Company; or (v) any claim, issue or matter to which the Indemnitee shall have been adjudged liable unless the court in which such Proceeding was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability and in view of all of the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses which such court shall deem proper.

2.3 Scope of Indemnity. The Proceedings described in Sections 2.1 and 2.2 hereof shall include, for purposes of this Agreement, any actions that involve, directly or indirectly, activities of the Indemnitee both in his official capacities as a Company director or officer and actions taken in another capacity while serving as director or officer, including, but not limited to, actions or proceedings involving (i) compensation paid to the Indemnitee by the Company, (ii) activities by the Indemnitee on behalf of the Company, including actions in which the Indemnitee is plaintiff, (iii) actions alleging a misappropriation of a “corporate opportunity,” (iv) responses to a takeover attempt or threatened takeover attempt of the Company, and (v) the Indemnitee’s preparation for and appearance (or potential appearance) as a witness in any proceeding relating, directly or indirectly, to the Company. In addition, the Company agrees that, for purposes of this Agreement, all services performed by the Indemnitee on behalf of, in connection with or related to any Related Enterprise, any employee benefit plan established for the benefit of employees of the Company or any Related Enterprise, any corporation or partnership or other entity in which the Company or any Related Enterprise has a 5% ownership interest, or any other affiliate of the Company, shall be deemed to be at the request of the Company.

2.4 Success on Merits or Otherwise. Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any Proceeding described in Section 2.1 or 2.2 hereof, or in defense of any claim, issue or matter therein, he shall be indemnified against Expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal thereof.

SECTION 3. AUTHORIZATION OF INDEMNIFICATION.

3.1 Determination and Authorization of Indemnification. Any indemnification under Section 3 hereof, unless pursuant to a determination by a court, shall be made by the Company only as authorized in the specific case upon a determination (the “Determination”) that indemnification is permissible under Section 3 hereof. Any such Determination shall be made as follows:

(1) by the Company’s Board of Directors (the “Board”) by majority vote of a quorum consisting of directors (“Disinterested Directors”) who are not, at the time of the Determination, named parties to the Proceeding to which the indemnification relates;

(2) if a quorum of Disinterested Directors cannot be obtained in the manner described above, by majority vote of a committee duly designated by the Board (in which designation all directors, whether or not Disinterested Directors, may participate) consisting solely of two or more Disinterested Directors; or

(3) by independent legal counsel selected by those members of the Board selected in the manner set forth in clause (1) of this Section 3.1 or by a committee duly designated by the Board selected in the manner set forth in clause (2) of this Section 3.1 or, if a quorum cannot be obtained or a committee designated under clauses (1) and (2) of this Section 3.1, selected by a vote of the full Board consisting of all directors including those who are named parties to the Proceeding to which the indemnification relates; or

(4) by vote of shareholders, except that shares held by or under the control of any directors named in the Proceeding may not be voted.

3.2 Costs. All costs of making the Determination required by this Section 3 shall be borne solely by the Company, including, but not limited to, the costs of legal counsel, proxy solicitations and judicial determinations. The Company shall also be solely responsible for paying (i) all reasonable Expenses incurred by the Indemnitee to enforce this Agreement and (ii) all costs of defending any suits or proceedings challenging payments to the Indemnitee under this Agreement.

3.3 Timing of the Determination. The Company shall use its best efforts to make the Determination contemplated by this Section 3 promptly. In addition, the Company agrees:

(a) if the Determination is to be made by the Board or a committee thereof, such Determination shall be made not later than fifteen (15) days after a written request for a Determination (a “Request”) is delivered to the Company by the Indemnitee;

(b) if the Determination is to be made by special legal counsel, such Determination shall be made not later than thirty (30) days after a Request is delivered to the Company by the Indemnitee; and

(c) if the Determination is to be made by the shareholders of the Company, such Determination shall be made not later than ninety (90) days after a Request is delivered to the Company by the Indemnitee.

The failure to make a Determination within the above-specified time period shall constitute a Determination approving full indemnification or reimbursement of reasonable Expenses of the Indemnitee. Notwithstanding anything herein to the contrary, a Determination may be made in advance of (i) the Indemnitee’s payment (or incurring) of Expenses with respect to which indemnification or reimbursement is sought, and/or (ii) final disposition of the Proceeding with respect to which indemnification or reimbursement is sought.

3.4 Shareholder Vote on Determination. The Indemnitee shall be entitled to vote on any Determination to be made by the Company’s shareholders, including a Determination made pursuant to Section 3.7 hereof.

3.5 Payment of Indemnified Amount. Immediately following a Determination that the Indemnitee is entitled to indemnification under this Section 3 or the passage of time prescribed for making such Determination(s) as set forth in this Section 3, the Company shall pay to the Indemnitee in cash the amount in which the Indemnitee is entitled to be indemnified and/or reimbursed without further authorization or action by the Board.

3.6 Right of Indemnitee to Appeal an Adverse Determination by Board. If a Determination is made by the Board or a committee thereof that the Indemnitee is not entitled to indemnification under this Section 3, upon the written request of the Indemnitee and the Indemnitee’s delivery of $5,000 to the Company, the Company shall cause a new Determination to be made by the Company’s shareholders at the next regular or special meeting of shareholders. Such Determination by the Company’s shareholders shall be binding and conclusive for all purposes of this Agreement.

3.7 Right of Indemnitee To Select Forum For Determination. If, at any time subsequent to the date of this Agreement, Continuing Directors do not constitute a majority of the members of the Board, or there is otherwise a change in control of the Company (as contemplated by Item 403(c) of Regulation S-K), then upon the request of the Indemnitee, the Company shall cause the Determination required by this Section 3 to be made by special legal counsel selected by the Indemnitee and approved by the Board (which approval shall not be unreasonably withheld), which counsel shall be deemed to satisfy the requirements of clause (3) of Section 3.1. If none of the legal counsel selected by the Indemnitee are willing and/or able to make the Determination, then the Company shall cause the Determination to be made by a majority vote or consent of a Board committee consisting solely of Continuing Directors.

3.8 Access by Indemnitee to Determination. The Company shall afford to the Indemnitee and his representatives reasonable opportunity to present evidence of the facts upon which the Indemnitee relies for indemnification, together with other information relating to any requested Determination. The Company shall also afford the Indemnitee reasonable opportunity to include such evidence and information in any Company proxy statement relating to a shareholder Determination.

3.9 No Presumptions. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

3.10 Benefit Plan Conduct. The Indemnitee’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan shall be deemed to be conduct that the Indemnitee reasonably believed to be not opposed to the best interests of the Company.

3.11 Reliance as Safe Harbor. For purposes of any Determination hereunder, the Indemnitee shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on (i) the records or books of account of the Company or a Related Enterprise, including financial statements, (ii) information supplied to him by the officers of the Company or a Related Enterprise in the course of their duties, (iii) the advice of legal counsel for the Company or a Related Enterprise, or (iv) information or records given or reports made to the Company or a Related Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or the Related Enterprise. The provisions of this Section 3.11 shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in Section 2.1 or 2.2 hereof, as the case maybe.

3.12 Partial Indemnification or Reimbursement. If the Indemnitee is entitled under any provision of this Agreement to indemnification and/or reimbursement by the Company for some or a portion of Liability incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any Proceeding described in Section 2.1 or 2.2 hereof, but not, however, for the total amount thereof, the Company shall nevertheless indemnify and/or reimburse the Indemnitee for the portion thereof to which the Indemnitee is entitled. The party or parties making the Determination shall determine the portion (if less than all) of such Liability for which the Indemnitee is entitled to indemnification and/or reimbursement under this Agreement.

SECTION 4. ADVANCE FOR REASONABLE EXPENSES.

4.1 Mandatory Advance. Subject to the provisions of Section 4.3, reasonable Expenses incurred by the Indemnitee in investigating, defending, settling or appealing any Proceeding described in Section 2 hereof shall be paid by the Company in advance of the final disposition of such Proceeding. The Company shall promptly pay the amount of such Expenses to the Indemnitee but, in no event, later than ten (10) days following the Indemnitee’s delivery to the Company of a written request for an advance pursuant to this Section 4, together with a reasonable accounting of such expenses.

4.2 Reasonableness of Expenses. The evaluation and finding as to the reasonableness of Expenses incurred by the Indemnitee for purposes of this Agreement shall be made in the same manner as a Determination under Section 3 hereof; provided however, that if the Determination is made by independent legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those members of the Board entitled to select such independent legal counsel under clause (3) of Section 3.1 hereof. The evaluation and finding as to the reasonableness of Expenses incurred by the Indemnitee shall be made within ten (10) days of the Indemnitee’s delivery to the Company of a Request that includes a reasonable accounting of expenses incurred.

4.3 Undertaking to Repay. The Indemnitee hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 4 if, and to the extent that, it shall ultimately be found that the Indemnitee is not entitled to indemnification by the Company under Section 3 hereof or applicable law.

4.4 Miscellaneous. The Company shall make the advances contemplated by this Section 4 regardless of the Indemnitee’s financial ability to make repayment, and regardless of whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 4 shall be unsecured and interest-free.

SECTION 5. NONDISCLOSURE OF PAYMENTS. Except as expressly required by prevailing law, neither party shall disclose any payments under this Agreement unless prior approval of the other party is obtained. Any payments to the Indemnitee that must be disclosed shall, unless otherwise required by law, be described only in Company proxy or information statements relating to special and/or annual meetings of the Company’s shareholders.

SECTION 6. INSURANCE. To the extent that the Company maintains an insurance policy or policies providing director and officer liability insurance, Indemnitee shall be covered by such policy or such policies in accordance with the terms thereof to the maximum extent of the coverage available for any company director or officer.

SECTION 7. RELEASE OF CLAIMS. To the fullest extent permitted by the Florida Business Corporations Act, Indemnitee shall not be personally liable to the Company or the Company’s shareholders for monetary damages for the Indemnitee’s conduct as a director or executive officer of the Company.

SECTION 8. INDEMNIFICATION OF INDEMNITEE’S ESTATE. Notwithstanding any other provision of this Agreement, if the Indemnitee is deceased, the Company shall indemnify and hold harmless the Indemnitee’s estate, spouse, heirs, administrators, personal representatives and executors (collectively the “Indemnitee’s Estate”) against, and the Company shall assume, any and all Liability actually incurred by the Indemnitee or the Indemnitee’s Estate in connection with the investigation, defense, settlement or appeal of any Proceeding described in Section 2 hereof for which the Indemnitee is entitled to indemnification pursuant to this Agreement.

SECTION 9. MISCELLANEOUS.

9.1 Notice Provision. Any notice, payment, demand or communication required or permitted to be delivered or given by the provisions of this Agreement shall be deemed to have been effectively delivered or given and received on the date personally delivered to the respective party to whom it is directed, or when deposited by registered or certified mail, with postage and charges prepaid and addressed to the parties at the addresses set forth below opposite their signatures to this Agreement.

9.2 Entire Agreement. Except for the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws, this Agreement constitutes the entire understanding of the parties and supersedes all prior understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

9.3 Severability of Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

9.4 Applicable Law This Agreement shall be governed by and construed under the laws of the State of Florida.

9.5 Execution in Counterparts. This Agreement and any amendment may be executed simultaneously or in counterparts, each of which together shall constitute one and the same instrument.

9.6 Cooperation and Intent. The Company shall cooperate in good faith with the Indemnitee and use its best efforts to ensure that the Indemnitee is indemnified and/or reimbursed for liabilities described herein to the fullest extent permitted by law.

9.7 Amendment. No amendment, modification or alteration of the terms of this Agreement shall be binding unless in writing, dated subsequent to the date of this Agreement, and executed by the parties.

9.8 Binding Effect The obligations of the Company to the Indemnitee hereunder shall survive and continue as to the Indemnitee even if the Indemnitee ceases to be a director of the Company. Each and all of the covenants, terms and provisions of this Agreement shall be binding upon and inure to the benefit of the successors to the Company and, upon the death of the Indemnitee, to the benefit of the Indemnitee’s Estate, heirs, executors, administrators and personal representatives of the Indemnitee, unless otherwise provided when such indemnification is authorized under Section 3.

9.9 Nonexclusivity. The rights of indemnification and reimbursement provided in this Agreement shall be in addition to any rights to which the Indemnitee may otherwise be entitled by statute, bylaw or other organizational document, agreement, vote of shareholders or otherwise.

9.10 Effective Date. The provisions of this Agreement shall cover Proceedings and Expenses whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ADDRESS: 777 Yamato Road, Suite 510 Boca Raton, Fl. 33431	THE COMPANY: METROPOLITAN HEALTH NETWORKS, INC.

Attention: Roberto L. Palenzuela, General Counsel and Secretary	By:
Name:
Title:

ADDRESS:	THE INDEMNITEE:

Name: